UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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KiOR, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2013

Dear KiOR Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of KiOR, Inc. to be held at 10:00 a.m., local time, on May 30, 2013, at the Four Seasons Hotel, Fairfield Room, 1300 Lamar Street, Houston, Texas 77010.

Our notice of annual meeting and the proxy statement provide details regarding the business to be conducted at the meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the notice of annual meeting, our proxy statement, our annual report and a proxy card or voting instruction card. We believe that this process will allow us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including the notice of annual meeting, our proxy statement, our annual report and a form of proxy card or voting instruction card.

Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

Sincerely,

/s/ Fred Cannon
Fred Cannon
President and Chief Executive Officer

KiOR, Inc.

13001 Bay Park Road

Pasadena, Texas 77507

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 30, 2013

To the Stockholders of KiOR, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KiOR, Inc. (the “Company” or “we”) will be held at 10:00 a.m., local time, on May 30, 2013, at the Four Seasons Hotel, Fairfield Room, 1300 Lamar Street, Houston, Texas 77010, for the following purposes:

(1)	to elect the seven nominees to the Board of Directors named in this proxy statement to hold office until the 2014 Annual Meeting of Stockholders;

(2)	to approve, on an advisory basis, the compensation of the Company’s named executive officers (sometimes referred to as the “say-on-pay vote”);

(3)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(4)	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Company has fixed the close of business on April 5, 2013, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, you are requested to read the enclosed proxy statement and to mark, sign, date and return the accompanying proxy as soon as possible.

If you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to most proposals, including the election of directors and the approval, on an advisory basis, of executive compensation. If you do not provide voting instructions over the Internet, by telephone, or by returning a proxy card or voter instruction form, your shares will not be voted with respect to those matters.

Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors

/s/ Christopher A. Artzer
Christopher A. Artzer
Vice President, General Counsel and Secretary

April 17, 2013

First mailed to stockholders on or about April 17, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 30, 2013

The proxy statement and annual report to stockholders are available at www.edocumentview.com/KIOR.

KiOR, Inc.

13001 Bay Park Road

Pasadena, Texas 77507

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

Some Questions You May Have Regarding This Proxy Statement

Q:	Why am I being asked to review these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of KiOR, Inc., a Delaware corporation (the “Company,” “KiOR” or “we”). We are providing these proxy materials to you in connection with our 2013 Annual Meeting of Stockholders, to be held at 10:00 a.m., local time, on May 30, 2013, at the Four Seasons Hotel, Fairfield Room, 1300 Lamar Street, Houston, Texas 77010. As a KiOR stockholder, you are invited to attend the annual meeting and are entitled and encouraged to vote on the proposals described in this proxy statement.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	We are pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”). Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources

Q:	Who may vote at the meeting?

A:	The Board of Directors has set April 5, 2013 as the record date for the meeting. If you owned shares of our common stock as of the close of business on April 5, 2013, you may attend and vote your shares at the meeting.

We have two classes of common stock issued and outstanding: Class A common stock and Class B common stock. We sometimes refer to our Class A common stock and our Class B common stock collectively as our common stock. With respect to the matters submitted for vote at the annual meeting, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to 10 votes.

Our Class A common stock and Class B common stock will vote as a single class on the matters submitted at the annual meeting. As of April 5, 2013, there were 53,295,566 shares of Class A common stock and 52,508,834 shares of Class B common stock outstanding and entitled to vote. Stockholders are not allowed to cumulate their votes in the election of directors.

Q:	What proposals will be voted on at the meeting and how does the Board of Directors recommend I vote?

A:	There are three proposals to be considered and voted on at the meeting. Please see the information included elsewhere in this proxy statement relating to these proposals. The proposals to be voted on are as follows:

(1)	to elect the seven nominees to the Board of Directors named in this proxy statement to hold office until the 2014 Annual Meeting of Stockholders;

(2)	to approve, on an advisory basis, the compensation of the Company’s named executive officers (sometimes referred to as the “say-on-pay vote”); and

(3)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

The Board of Directors unanimously recommends that you vote (1) FOR all of the nominees for director named in this proxy statement, (2) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers (the say-on-pay vote) and (3) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

We will also consider other business that properly comes before the meeting in accordance with Delaware law and our bylaws. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction form will vote the shares they represent using their best judgment.

Q:	How can I vote?

A:	You may vote your shares using any of the following voting alternatives:

•	VIA INTERNET at www.envisionreports.com/KIOR;

•	BY PHONE at (800) 652-8683;

•	BY MAIL, completing and mailing in your proxy card or, for shares beneficially held in street name, by following the voting instructions included by your broker or other intermediary, as further described below; or

•	IN PERSON at the Company’s annual meeting.

You are encouraged to read all of the proxy materials before voting your shares, as the proxy materials contain important information necessary to make an informed decision.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares, and the proxy materials have been sent directly to you. If you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the proxy materials are being forwarded to you.

Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting.

If you attend the meeting, you may also submit your vote in person, and any votes that you previously submitted — whether via the Internet, by phone or by mail — will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this proxy statement or as otherwise specified by you. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

You may vote via the Internet or by phone until 1:00 a.m., Central Time, on May 30, 2013, or the Company’s agent must receive your paper proxy card on or before May 29, 2013.

Q:	If I grant my proxy, who will vote my shares at the meeting and how will they vote my shares?

A:	Fred Cannon and Christopher Artzer are officers of the Company and were named by our Board of Directors as proxy holders. If you sign and return a proxy card, they will vote your shares, or record an abstention or withholding, in accordance with the directions on the proxy.

If you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting in accordance with Delaware law and our bylaws.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker is allowed to vote your shares only on certain “routine” proposals or if you provide your broker with instructions on how to vote. Brokers are prohibited from voting uninstructed shares on “non-routine” proposals, including proposals for elections of directors, matters related to executive compensation and shareholder approvals of equity compensation or purchase programs.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 3) is considered routine under applicable rules. The election of directors (Proposal 1) and the non-binding say-on-pay vote (Proposal 2) are matters that are considered non-routine under applicable rules. If you do not give your broker or nominee specific instructions, your shares will not be voted on the non-routine matters and will not be considered as present and entitled to vote with respect to those matters. Such shares are referred to as “broker non-votes.” Broker non-votes will not count toward the vote totals for these proposals and will not count for or against these proposals.

Q:	What does it mean if I receive more than one Notice or package of proxy materials?

A:	If you received more than one Notice or more than one package of proxy materials, this means that you have multiple accounts holding shares of our common stock. These may include accounts with our transfer agent, Computershare Trust Company, N.A. and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction cards that you receive with each Notice or package of proxy materials to ensure that all of your shares are voted.

Q:	How can I get electronic access to the proxy materials?

A:	You can view the proxy materials on the Internet at the website referred to in your Notice. Please have your control number available. Your control number can be found on your Notice. If you received a paper copy of your proxy materials, your control number can be found on your proxy card or voting instruction card.

Q:	Can I vote my shares by filling out and returning the Notice?

A:	No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are unaware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Fred Cannon and Christopher Artzer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our bylaws.

Q:	What constitutes a quorum? Why is a quorum required?

A:	Return of your proxy is important because a quorum is required for the Company stockholders to conduct business at the meeting. The presence at the meeting in person, or representation by proxy, of the holders of shares having a majority of the voting power represented by all issued and outstanding shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this proxy includes a “routine” management proposal (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013), shares represented by “broker non-votes” will be counted in determining whether there is a quorum present at the annual meeting. If we do not have a quorum, we will be forced to reconvene the annual meeting at a later date.

Q:	What if I abstain?

A:	Abstentions are included in the determination of shares present for quorum purposes. Pursuant to the voting provisions set forth in our bylaws, an abstention will have the same effect as a vote against any matter presented for stockholder approval. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on the non-binding say-on-pay vote (Proposal 2) and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 3).

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the annual meeting. If you are a beneficial stockholder (that is, if you hold your shares in street name through a stockbroker, bank or other nominee), you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	How will the votes be counted?

A:	Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Withhold” votes and any broker non-votes in the election of directors (Proposal 1). Broker non-votes will not count for or against any of the nominees, but abstentions will count against any nominee. For the say-on-pay proposal (Proposal 2), the inspector of election will separately count “For” and “Against” votes and abstentions and any broker non-votes. Broker non-votes and abstentions will not count for or against this proposal. For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 3), the inspector of election will separately count “For” and “Against” votes and abstentions and any broker non-votes. Broker non-votes and abstentions will not count for or against this proposal.

Q:	What are the expected voting results?

A:	We expect each of the proposals to be approved by the stockholders. Our Board of Directors has been informed that affiliates of Khosla Ventures, our largest stockholder, intend to vote an aggregate of 10,659,935 shares of our Class A common stock (at one vote per share) and 46,259,738 shares of our Class B common stock (at ten votes per share) (1) FOR all of the nominees for director named in this proxy statement, (2) FOR the approval, on an advisory basis, of the compensation of our named executive officers and (3) FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The shares of Class A common stock and Class B common stock held by Khosla Ventures and its affiliates together represent a majority of the combined voting power of our outstanding Class A common stock and Class B common stock. The vote of the shares held by affiliates of Khosla Ventures is sufficient to determine the outcome of all of the proposals to be voted on at the annual meeting. For more information regarding ownership of Class A common stock and Class B common stock by our management and certain stockholders, and the approximate voting power associated with such ownership, please see “Security Ownership of Management and Certain Beneficial Owners” below in this proxy statement.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the meeting.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our directors, officers and other employees.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our 2012 Annual Report on Form 10-K, please contact: KiOR, Inc., 13001 Bay Park Road, Pasadena, Texas 77507, Attention: Investor Relations, (281) 694-8811.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Stockholders and other interested parties may make their concerns known confidentially to the Board of Directors or the independent directors by submitting a communication addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of the Company’s Secretary at 13001 Bay Park Road, Pasadena, Texas 77507. All such communications will be conveyed, as applicable, to the Board of Directors, the specified independent director or the independent directors as a group.

PROPOSAL 1

ELECTION OF DIRECTORS

The persons designated as proxies on the enclosed proxy card intend, unless the proxy is marked by stockholders with contrary instructions, to vote for the following nominees as directors to serve until the 2014 Annual Meeting of Stockholders and until their successors have been duly elected and qualified or until their resignation or removal: Mr. Fred Cannon, Mr. Samir Kaul, Mr. D. Mark Leland, Mr. David J. Paterson, Dr. Condoleezza Rice, Dr. William Roach and Mr. Gary L. Whitlock. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies on the enclosed proxy card, in the absence of contrary instructions by stockholders, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors.

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote in the election of directors at the annual meeting is required for the election of each nominee for director. If you hold your shares through a broker and do not provide instructions as to how to vote your shares, your shares will not be voted on this proposal. We recommend that you contact your broker to provide voting instructions.

Nominees

The following sets forth information concerning the seven nominees for election as directors at the annual meeting, including information as to each nominee’s age as of March 30, 2013, position with the Company and business experience during at least the past five years. All nominees, except for Mr. Leland, are currently serving as directors and are standing for re-election.

Fred Cannon, age 61, is our President and Chief Executive Officer and a member of our Board of Directors. Mr. Cannon joined KiOR as President and Chief Operating Officer and as a director in June 2008 and was elected Chief Executive Officer in July 2010. He brings to the Company strong leadership skills, technical expertise and a 30-year track record of successful international business management in the fuels and chemicals industries, with a particular focus on catalyst and fluidic catalytic cracking (FCC) technologies. Prior to KiOR, Mr. Cannon led a distinguished 30-year career at AkzoNobel, a global leader in refining catalysts and specialty chemicals manufacturing. Mr. Cannon was president of AkzoNobel Catalysts LLC from 1997 until the divestment of the business in August 2004. In his role, Mr. Cannon had full profit and loss responsibilities for the company’s Americas business and managed various joint ventures around the world. In August 2004, AkzoNobel’s refinery catalyst business was sold to Albemarle Corporation. Mr. Cannon served in several executive roles in transitioning the business to ensure continued smooth operations and integration across the new company until June 2008 when he joined KiOR. In all, Mr. Cannon has over 20 years in the refining catalyst business, where he has managed the development, scaling and commercialization of new catalyst technologies, including FCC and hydro-processing catalysts. In addition to his extensive experience in the refining catalyst business, Mr. Cannon also brings to the Board of Directors extensive knowledge of the Company by virtue of his being our President and Chief Executive Officer and our longest-serving officer. Mr. Cannon holds an MBA and a B.S. in Engineering from the University of South Alabama.

Samir Kaul, age 39, has been a member of our Board of Directors since November 2007. Mr. Kaul has been a General Partner at Khosla Ventures, a venture capital firm focusing on clean technologies, since February 2006. Previously, Mr. Kaul was a member of Flagship Ventures, a venture capital firm, from 2002 to May 2006. Prior to Flagship, Mr. Kaul worked at The Institute for Genomic Research. Mr. Kaul currently serves on the boards of directors of several private companies. Mr. Kaul has served on the board of directors of Gevo, Inc. since March 2013, and he served on the board of directors of Amyris, Inc. from 2006 to 2012. Mr. Kaul holds a B.S. in Biology from the University of Michigan, an M.S. in Biochemistry from the University of Maryland and an MBA from Harvard Business School. Mr. Kaul provides our Board of Directors with wide-ranging experience in clean technology companies and insight in the management of startup companies and the building of companies from early stage to commercial scale.

D. Mark Leland, age 51, has not previously served as a member of our Board of Directors. Mr. Leland served as Executive Vice President of El Paso Corporation and President of El Paso’s midstream business unit from October 2009 to May 2012, when El Paso was acquired by Kinder Morgan, Inc. Mr. Leland also previously served as Executive Vice President and Chief Financial Officer of El Paso from August 2005 to October 2009. He served as Executive Vice President of El Paso Exploration & Production Company from January 2004 to August 2005, and as that company’s Chief Financial Officer and a director from April 2004 to August 2005. Mr. Leland served as Senior Vice President and Chief Operating Officer of the general partner of GulfTerra Energy Partners, L.P. from January 2003 to December 2003, and as that company’s Senior Vice President and Controller from July 2000 to January 2003. Mr. Leland served on the board of directors of the general partner of El Paso Pipeline Partners, L.P. from August 2007 to May 2012. Mr. Leland has served on the board of directors of the general partner of Oiltanking Partners, L.P. since May 2012 and is a member of that board’s audit and conflicts committees. Mr. Leland will bring extensive financial expertise and operational experience in the energy and logistics industry to our Board of Directors.

David J. Paterson, age 58, has been a member of our Board of Directors since June 2012. Since May 2012, Mr. Paterson has served as President and Chief Executive Officer of Verso Paper Corp., a North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Mr. Paterson served as President and Chief Executive Officer and a director of AbitibiBowater Inc. (now doing business as Resolute Forest Products), a global producer of newsprint, coated and specialty papers, market pulp and wood products that emerged from Chapter 11 bankruptcy proceedings in December 2010, from 2007 to 2011. He was Chairman, President and Chief Executive Officer of Bowater Incorporated during 2007 and President and Chief Executive Officer of Bowater Incorporated from 2006 to 2007. From 1987 to 2006, Mr. Paterson worked in various executive and sales and marketing positions for Georgia-Pacific Corporation, a global manufacturer of tissue, packaging, paper, building products and related chemicals. Mr. Paterson will bring to our Board expertise in the forestry industry and international business transactions.

Condoleezza Rice, Ph.D., age 58, has been a member of our Board of Directors since August 2011. Dr. Rice has been a professor of political economy in the Stanford Graduate School of Business since September 2010. Dr. Rice has also served as a senior fellow of public policy at the Hoover Institution and a professor of political science at Stanford University since March 2009. Prior to returning to academia, from January 2005 to January 2009, she served as the 66th Secretary of State of the United States. Dr. Rice also served as Chief National Security Advisor to the President from January 2001 to January 2005. She served as Stanford University’s Provost from 1993 to 1999, during which she was the institution’s chief budget and academic officer responsible for a $1.5 billion annual budget and academic performance. Currently, Dr. Rice is on the board of Makena Capital, a private endowment firm, and C3, an energy software company. She has also served on the boards of directors for Chevron Corporation, Charles Schwab Corporation, Transamerica Corporation, Hewlett-Packard Company and the International Advisory Council of J.P. Morgan. Dr. Rice provides our Board of Directors with expertise in global business as we pursue our international strategy, and she brings deep experience from her prior roles as a director of multiple public companies, including a large integrated oil company, as well as her background in education and innovation.

William Roach, Ph.D., age 56, has been a member of our Board of Directors since July 2010. Dr. Roach currently serves as Chief Executive Officer of Cavalier Energy, Inc., a Canadian oil and gas company, a position he has held since January 2012. He also served as Chief Executive Officer and a director of Calera Corporation, a green energy company, from October 2010 to June 2012. From June 2004 to October 2010, Dr. Roach served as President, Chief Executive Officer and Director of UTS Energy Corporation, a Canadian oil sands exploration and development company. Prior to joining UTS Energy, Dr. Roach served in international project management roles with Husky Energy, British-Borneo Oil & Gas and Shell. Dr. Roach currently serves on the board of Sonde Resources, a natural gas development company, and Porto Energy Corp., an international oil and gas company, both of which trade on the Toronto Stock Exchange, and on the boards of several private companies engaged in oil and gas production and transportation. He is a professional engineer in Canada and the U.K. and holds a B.S. in metallurgy and a Ph.D. in physical metallurgy from the University of Swansea in the U.K. Dr. Roach brings to the Board of Directors extensive experience developing and managing capital-intensive projects, including experience with first-of-kind projects.

Gary L. Whitlock, age 63, has been a member of our Board of Directors since December 2010. Since September 2002, Mr. Whitlock has served as Executive Vice President and Chief Financial Officer of CenterPoint Energy, Inc., a domestic energy delivery company with more than $22 billion in assets serving more than five million customers. He served as Executive Vice President and Chief Financial Officer of the Delivery Group of Reliant Energy, Incorporated, from July 2001 to September 2002. In addition, he is a past board member of Texas Genco Holdings, Inc., which until December 2004 was an 81 percent-owned subsidiary of CenterPoint Energy and traded on the New York Stock Exchange. Prior to joining Reliant, Mr. Whitlock served as the Vice President of Finance and Chief Financial Officer of Dow AgroSciences, a subsidiary of The Dow Chemical Company, from 1998 to 2001. He began his career with Dow in 1972, where he held a number of financial leadership positions, both in the United States and globally. Mr. Whitlock is a Certified Public Accountant and received a BBA from Sam Houston State University. Mr. Whitlock brings to the Board of Directors extensive experience in public company financial management and reporting.

There are no family relationships between or among any of our executive officers, directors or director nominees.

Board Recommendation

The Board of Directors recommends that stockholders vote FOR the election of the seven nominees for director named in this proxy statement.

Controlled Company Status

Entities affiliated with Khosla Ventures control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under The Nasdaq Global Select Market corporate governance standards. As a controlled company, exemptions under The Nasdaq Global Select Market standards free us from the obligation to comply with certain Nasdaq Global Select Market corporate governance requirements, including the requirements:

•	that a majority of our Board of Directors consists of “independent directors,” as defined under the rules of The Nasdaq Global Select Market;

•	that the compensation of our executive officers be determined, or recommended to the Board of Directors for determination, by independent directors constituting a majority of the independent directors of the board in a vote in which only independent directors participate or by a compensation committee comprised solely of independent directors; and

•	that director nominees be selected, or recommended to the Board of Directors for selection, by independent directors constituting a majority of the independent directors of the board in a vote in which only independent directors participate or by a nomination committee comprised solely of independent directors.

In the event that we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in the rules of The Nasdaq Global Select Market. These exemptions do not modify the independence requirements for our audit committee.

Director Independence

Our Board of Directors currently consists of seven members. Mr. Ralph Alexander is not standing for re-election, and our Board will continue to consist of seven members if Mr. Leland is elected. We have determined that five of these directors, Messrs. Alexander, Paterson and Whitlock and Drs. Rice and Roach, and Mr. Leland, a nominee for director, are independent in accordance with the listing requirements of The Nasdaq Global Select Market. The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence.

In making its subjective determination regarding the independence of Messrs. Alexander, Paterson, Leland and Whitlock and Drs. Rice and Roach, the Board reviewed and discussed additional information provided by the directors and nominees for director and the Company with regard to each director’s or nominee’s business and personal activities as they related to the Company and its management.

The Board also determined that each of Mr. John Melo, who served as a director from July 2010 until his resignation from the Board in February 2012, and Dr. Jagdeep Singh Bachher, who served as a director from July 2010 until his resignation from the Board in June 2012, was an independent director in accordance with the listing requirements of The Nasdaq Global Select Market during the time he served as a director.

Committees of the Board of Directors

The Board of Directors held nine meetings during 2012. During 2012, each director attended at least 75% of the aggregate of the total number of Board of Directors’ meetings and of meetings of committees of the Board of Directors on which he or she served that were held during his or her service on the Board of Directors. The Board of Directors has an audit committee, a nominating and corporate governance committee and a compensation committee.

The audit committee held six meetings during 2012, the nominating and corporate governance committee held one meeting during 2012 and the compensation committee held five meetings during 2012.

Audit Committee

Our Board of Directors has established a standing audit committee. Our audit committee is comprised of Messrs. Alexander, Whitlock (Chair) and Dr. Roach. Our Board of Directors has determined that Messrs. Alexander, Whitlock and Dr. Roach are independent directors as defined under and required by the Exchange Act and the listing requirements of The Nasdaq Global Select Market. Rule 10A-3 under the Exchange Act and the listing requirements of The Nasdaq Global Select Market require that our audit committee be composed solely of independent directors. Mr. Whitlock has been designated as the audit committee financial expert, as defined under SEC rules.

The principal duties of the audit committee are as follows:

•	to review our external financial reporting;

•	to engage our independent auditors; and

•	to review our procedures for internal auditing and the adequacy of our internal accounting controls.

In addition, the audit committee generally reviews and approves any proposed transaction between the Company and any related party, as further described below under “Policies and Procedures for Related Person Transactions.” The written charter for the audit committee is available on our website, www.kior.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Alexander and Kaul and Dr. Roach. Our Board of Directors has determined that Messrs. Alexander and Roach are independent as required by the listing requirements of The Nasdaq Global Select Market. We are a “controlled company” under The Nasdaq Global Select Market corporate governance standards and we qualify for, and rely on, exemptions from The Nasdaq Global Select Market corporate governance requirements that require our nominating and corporate governance committee to be composed entirely of independent members.

The principal duties of the nominating and corporate governance committee are as follows:

•	to recommend to the Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies that occur between stockholder meetings; and

•	to make recommendations to the Board of Directors regarding corporate governance matters and practices.

The written charter for the nominating and corporate governance committee is available on our website, www.kior.com.

Compensation Committee

Our compensation committee is comprised of Messrs. Kaul, Paterson and Whitlock. Until their resignations from the Board of Directors in February 2012 and June 2012, respectively, Mr. Melo and Dr. Bachher also served as members of our compensation committee. Our Board of Directors has determined that Messrs. Paterson and Whitlock are independent as defined by the rules of The Nasdaq Global Select Market. We are a “controlled company” under The Nasdaq Global Select Market corporate governance standards and we qualify for, and rely on, exemptions from The Nasdaq Global Select Market corporate governance requirements that require our compensation committee to be composed entirely of independent members.

The principal duties of the compensation committee are as follows:

•	to administer our stock plans and incentive compensation plans, including our stock incentive plans, and in this capacity, make all option grants or other equity awards to our directors and employees under such plans;

•	to make recommendations to the Board of Directors with respect to the compensation of our chief executive officer and our other executive officers; and

•	to review key employee compensation policies, plans and programs.

The written charter for the compensation committee is available on our website, www.kior.com.

Policies and Procedures for Related Person Transactions

As provided by our audit committee charter, our audit committee is responsible for reviewing and approving in advance any related person transaction. Prior to the creation of our audit committee, our full Board of Directors reviewed related person transactions.

Our Board of Directors has adopted a written Related Party Transaction Approval Policy that documents procedures pursuant to which related person transactions are reviewed, approved or ratified. The policy applies to any transaction, without regard to the dollar amount involved, in which:

•	we or any of our subsidiaries is a participant; and

•	any related person has a direct or indirect interest.

The audit committee, with assistance from our General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related person transaction involving us or our subsidiaries and related persons. In determining whether to approve a related person transaction, the committee considers (1) whether the terms of the transaction are fair to the company and no less favorable than those obtainable under similar circumstances if a related person were not involved; (2) whether the transaction is material, considering the interest of the related person, the relationship of the related person to the transaction, the amount involved and the significance of the transaction to our investors in light of all circumstances; (3) whether the transaction would impair the independence of a non-employee director; and (4) whether the transaction would present an improper conflict of interest for a director or executive officer.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee. The members of our compensation committee during the last completed fiscal year were Dr. Bachher (through June 2012) and Messrs. Kaul, Melo (through February 2012), Paterson (since June 2012) and Whitlock (since June 2012).

Mr. Kaul has pecuniary interests in Khosla Ventures and may be deemed to have an interest in certain transactions with us, as more fully described in “Certain Relationships and Related Person Transactions” below.

Board Leadership Structure

Our Board of Directors currently consists of our President and Chief Executive Officer, Fred Cannon, and six non-management directors. Our Board of Directors does not currently have a separately designated Chairman. Mr. Whitlock currently serves as our lead director and is generally responsible for directing the meetings of our Board of Directors. The Board has no policy requiring that the positions of the Chairman of the Board and the Chief Executive Officer be separate or that they be occupied by the same individual. The Board of Directors believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination when it elects a new Chief Executive Officer or at other times when consideration may be warranted by the circumstances.

We believe our current Board leadership structure contributes to the effectiveness of the Board as a whole by, among other things, enhancing the independent and objective assessment of risk by the Board, freeing our President and Chief Executive Officer to focus on company operations instead of Board administration and increasing the independent oversight of the Company. As a result, we believe this is the most appropriate structure for us at the present time.

Risk Oversight

The risk oversight function of the Board of Directors is carried out by both the Board and the audit committee. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our audit committee meets periodically with management to discuss our major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our nominating and corporate governance committee manages risks associated with the independence of the Board, and our audit committee manages risks associated with potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed about such risks by the committees.

Selection of Directors

All of our current directors, except for Dr. Rice and Mr. Paterson, were initially elected or appointed in accordance with the terms of an amended and restated voting agreement among us and certain of our stockholders that was in effect prior to, and expired upon, the completion of our initial public offering in June 2011. Notwithstanding the expiration of the voting agreement upon completion of our initial public offering, Messrs. Alexander, Cannon, Kaul and Whitlock and Dr. Roach continue to serve on the Board and, other than Mr. Alexander, who is not standing for reelection, we expect them, along with Dr. Rice and Mr. Paterson, to continue to serve as directors until their resignation or until their successors are duly elected by the holders of our common stock.

The nominations of Dr. Rice and Mr. Paterson were initially recommended by one of our stockholders. Mr. Leland was initially identified by an executive search firm engaged by the Board of Directors. The Board discussed the background and qualifications of each of Dr. Rice and Messrs. Leland and Paterson and unanimously agreed that they be nominated for election.

Director Nominations Process

In assessing the qualifications of candidates for director, the Board of Directors and the nominating and corporate governance committee considers, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective Board member, and commitment to acting in the best interests of the Company and its stockholders. The Board of Directors and the nominating and corporate governance committee also considers requirements under the listing standards of the Nasdaq Stock Market, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. The goal of the Board of Directors and the committee goal is to nominate directors who will provide a balance of industry, business and technical knowledge, experience and capability. The nominating and corporate governance committee makes recommendations to the Board of Directors, which in turn makes the nominations for consideration by the stockholders.

Suggestions for potential nominees for director could come to the nominating and corporate governance committee from a number of sources, including incumbent directors, officers, search firms, if deemed appropriate, and others. The extent to which the nominating and corporate governance committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention would depend on the information available to the nominating and corporate governance committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and would be at the nominating and corporate governance committee’s discretion. The nominating and corporate governance committee is also responsible for assessing each incumbent director’s qualifications to continue on the Board in connection with the selection of nominees to take office when that director’s term expires.

In addition, the nominating and corporate governance committee’s policy is that it will consider candidates for the Board recommended by stockholders. We have not received any recommendations for director nominees for the 2013 annual meeting from any stockholder. Any such recommendation should be submitted in writing to the Company in care of the Secretary at KiOR, Inc., 13001 Bay Park Road, Pasadena, Texas 77507, along with the following information, all as set forth in more detail in our bylaws:

•	the candidate’s name, age, principal occupation, business experience for at least the previous five years, address and qualifications for Board membership;

•	any other information relating to such candidate, the proposing stockholder or any beneficial owner on whose behalf the proposal is being made that would be required to be disclosed in solicitations of proxies for a contested election of directors pursuant to applicable SEC rules;

•	the written consent of the proposed candidate to being named as a candidate and, if nominated and elected, to serving as a director;

•	information regarding any material relationships, including any compensatory arrangement, between the proposing stockholder, any beneficial owner on whose behalf the proposal is being made and their respective affiliates and associates, on the one hand, and the candidate and any of his or her affiliates and associates, on the other hand, including all information that would be required to be disclosed under the related person transaction disclosure rules of the SEC if the proposing stockholder and any such beneficial owner on whose behalf the proposal is being made, or any affiliate or associate thereof, were a “registrant” and the candidate were a director or executive officer of the registrant under such rules; and

•	detailed information regarding the proposing stockholder’s direct or indirect ownership of securities of the Company including, for example, any derivative instruments, swaps, voting arrangements, pledges and other arrangements related thereto.

Although the nominating and corporate governance committee will consider candidates recommended by stockholders, it may determine not to recommend that the Board, or the Board may determine not to, nominate those candidates for election to the Board of Directors.

Stockholders who wish to nominate persons directly for election to the board at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. Please see the information later in this proxy statement under the caption “Additional Information — Stockholder Proposals for Next Annual Meeting.” As provided in our certificate of incorporation, subject to the rights of the holders of any series of preferred stock that may be outstanding, any vacancy occurring in the Board of Directors can generally be filled only by the affirmative vote of a majority of the directors then in office. The director appointed to fill the vacancy will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the director expires or until such director’s successor shall have been duly elected and qualified.

While we do not have a formal policy with regard to the consideration of diversity, the nominating and corporate governance committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience and complementary skills in areas that will contribute to the Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure. For example, the nominating and corporate governance committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of our stockholders.

Code of Business Conduct

Our Board of Directors has adopted a Code of Business Conduct. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), including directors and consultants. The full text of our Code of Business Conduct is available on our website at www.kior.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Compensation of Directors

Our employee director, Mr. Cannon, has not received any compensation in connection with his service as a director. For information about the compensation that we pay to Mr. Cannon for his service as an executive officer, please read “Compensation Discussion and Analysis,” the executive compensation tables in this proxy statement and the narrative accompanying the executive compensation tables.

Effective March 2012, each of our non-employee directors received a $180,000 annual retainer, consisting of equity awards with a grant date fair value of $150,000 and, at the director’s election, a $30,000 cash retainer paid quarterly or additional equity awards with a grant date fair value of $30,000, and we reimbursed them for the reasonable expenses that they incur in connection with their attendance of meetings. In addition, any such director serving as the chairperson of the audit, compensation or nominating and corporate governance committees received an equity award with a grant date fair value of $15,000, $12,000 and $7,500, respectively.

The table below contains information about the compensation paid to our non-employee directors during 2012. Fred Cannon, our President and Chief Executive Officer, receives no compensation for serving as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Ralph Alexander	30,000	166,444	—	2,327	198,771
Jagdeep Singh Bachher(3)	—	—	—	—	—
Samir Kaul	—	221,375	—	—	221,375
John Melo(4)	5,000	—	—	—	5,000
Paul O’Connor	—	—	—	—	—
David J. Paterson	—	199,736	—	5,834	205,569
Condoleezza Rice	30,000	166,444	—	—	196,444
William Roach	30,000	166,444	—	5,480	201,924
Gary L. Whitlock	30,000	199,736	—	5,538	235,273

(1)	The amounts shown under “Stock Awards” in the above table reflect the grant date fair value of these awards as determined in accordance with Financial Accounting Standards Board, or FASB ASC Topic 718, Compensation — Stock Compensation, excluding the effects of estimated forfeitures. We based the fair value of stock awards on the market price of the shares awarded on the grant date. See Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012. At December 31, 2012, Mr. Alexander, Mr. Kaul, Mr. Paterson, Dr. Rice, Dr. Roach and Mr. Whitlock held, respectively, 20,298, 26,997, 24,358, 192,798, 20,298 and 24,358 restricted shares of our Class A common stock. Pursuant to their terms, Mr. Alexander’s restricted stock will vest upon the completion of his term at the annual meeting.
(2)	At December 31, 2012, Mr. Alexander, Dr. Roach and Mr. Whitlock held options to purchase 46,176 shares, 103,891 shares and 92,348 shares, respectively, of our Class A common stock. Pursuant to their terms, Mr. Alexander’s unvested options will be forfeited and his vested options will expire three months following the date of the completion of his term at the annual meeting.

(3)	Dr. Bachher resigned from our Board of Directors in June 2012.
(4)	Mr. Melo resigned from our Board of Directors in February 2012. At the time of his resignation, Mr. Melo held vested options to purchase 40,261 shares of our Class A common stock. Such options expired pursuant to their terms on May 8, 2012, which date was three months following the date of his resignation.
(5)	Mr. O’Connor resigned from our Board of Directors in June 2012.

Director Attendance at Annual Meeting of Stockholders

The Company does not have a policy regarding director attendance at annual meetings of stockholders. All of the Company’s directors are expected to attend the 2013 Annual Meeting of Stockholders, and all of our directors attended the 2012 Annual Meeting of Stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended December 31, 2012, all reports required by Section 16(a) to be filed by its directors, executive officers and greater than 10% beneficial owners were filed on a timely basis, except that (1) Mr. Lyle filed two late Form 4s, reporting five total transactions, (2) Mr. O’Connor filed six late Form 4s, reporting 32 total transactions, (3) Mr. Kasbaum filed one late Form 4, reporting six transactions, (4) Dr. Bachher filed one late Form 4, reporting four transactions, and (5) AIMCo filed one late Form 4 reporting four transactions.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the compensation arrangements for our named executive officers for the year ended December 31, 2012. It also includes forward-looking statements that are based on our current plans, expectations and determinations regarding future elements of our compensation program.

Our named executive officers for the year ended December 31, 2012 are:

•	Fred Cannon, our President and Chief Executive Officer;

•	John H. Karnes, our Chief Financial Officer;

•	John Kasbaum, our Senior Vice President of Commercial;

•	Christopher A. Artzer, our Vice President, General Counsel and Secretary; and

•	W. Roger Lyle, our former Senior Vice President of Operations.

The total compensation of our named executive officers for the year ended December 31, 2012 is set forth in “Executive Compensation — Summary Compensation Table for 2012” below.

We describe compensation actions taken in prior years to the extent that such descriptions enhance the understanding of our executive compensation practices and the disclosure herein. This compensation discussion and analysis addresses our compensation practices in place during 2012 and highlights changes for our 2013 compensation program.

Compensation Philosophy and Objectives

We believe our success depends, among other things, on our ability to:

•	attract and retain a management team with the combined experience, knowledge and skills necessary to commercialize our cellulosic gasoline and diesel;

•	incentivize our management team to achieve our strategic objectives; and

•	create long-term stockholder value by aligning the financial interests of our management team with those of our stockholders.

Since our inception in 2007, our compensation philosophy has been directed at achieving these objectives and rewarding the creation of long-term stockholder value while prudently managing our capital resources and expenses as a development stage enterprise.

Compensation Consultant

Prior to 2011, we had not engaged the services of a third-party compensation consultant to assist our Board of Directors in developing our approach to executive compensation. Instead, we relied on the judgment of our Board of Directors based on its members’ collective experiences in the clean technology, chemical and startup sectors in determining the appropriate levels of executive compensation and our approach to executive compensation. In March 2011, our compensation committee engaged Hay Group, an independent global management consulting firm, to assist our compensation committee in:

•	further developing our approach to executive compensation;

•	establishing an appropriate peer group for compensation purposes; and

•	providing benchmark compensation data regarding companies, including our competitors, with which we compete for executive talent.

The charter of our compensation committee grants the committee sole authority to retain outside consultants or counsel to assist it in its duties with respect to establishing compensation practices and the level of executive compensation. Hay Group also advises our compensation committee on market practices and our compensation policies and programs, with a focus on our incentive programs. The compensation committee believes Hay Group is independent of management. Hay Group works exclusively for the compensation committee and generally performs no services directly for management. Management does not retain the services of a compensation consultant.

As part of the compensation committee’s process for designing our executive compensation model for 2012, the compensation committee selected an industry peer group based on the recommendation of Hay Group. The companies that the compensation committee selected for our industry peer group are designed to represent certain of our industry competitors with whom we compete or expect to compete for business opportunities, including certain development-stage enterprises such as our company, as well as certain other companies in the chemical and energy exploration and production (E&P) sectors with whom we compete or expect to compete for executive talent. In particular, the peer group is designed to include companies representing significant aspects of our business (the production of fuel products, including renewable fuel products, and the development of specialty chemical and catalyst systems), companies with whom we compete for executive talent and companies that we believe investors consider to be comparable investment opportunities. The compensation committee expects to re-evaluate our industry peer group when circumstances warrant and would approve any revisions to our industry peer group. Based on the recommendation of Hay Group, the compensation committee did not revise the industry peer group for 2013.

The following nineteen companies currently comprise our industry peer group used in connection with executive compensation decisions:

Chemicals and E&P	Renewable Fuel Products
Albemarle Corporation	Amyris, Inc.
Berry Petroleum Company	Aventine Renewable Energy Holdings, Inc.
Cabot Oil & Gas, Inc.	Codexis, Inc.
Cimarex Energy Co.	Cosan Ltd.
Denbury Resources Inc.	FutureFuel Corp.
Forest Oil Corporation	Gevo, Inc.
Newfield Exploration Company	Green Plains Renewable Energy, Inc.
Pioneer Natural Resources Co.	Rentech, Inc.
Ultra Petroleum Corp.	Solazyme, Inc.
W.R. Grace & Co.

During 2012, Hay Group provided benchmarking data used by the Committee in determining the 75th percentile for total direct comparison for our named executive officers. Hay Group also provided benchmarking data used by management in determining the total direct compensation for non-executive employees of the Company. Management did not separately engage Hay Group to provide such benchmarking data. The Committee determined that such provision of benchmarking data by Hay Group did not present a conflict of interest.

Elements of Compensation for our Named Executive Officers

For 2012, compensation for our named executive officers consisted of a combination of base salaries and equity compensation, comprising annual incentive compensation in the form of annual incentive performance unit awards and long-term incentive compensation in the form of time-vested restricted stock units. Vesting of the annual incentive performance unit awards was determined based on the achievement of performance criteria established by the compensation committee.

The compensation consultant makes recommendations to the compensation committee with respect to the salaries and the form and amounts of incentive compensation paid to our named executive officers. Generally, we seek to award a significant portion of each named executive officer’s compensation in the form of equity compensation in order to strongly incentivize the achievement of long-term objectives and the creation of long-term value for our stockholders as well as to conserve our cash resources. We believe that our approach of compensating executive officers with a significant equity component has been appropriate for a development stage, pre-revenue company such as ours and has enabled us to attract executive talent from more established companies and to compete with other technology companies for executive talent.

In setting compensation levels for our named executive officers for 2012, our compensation committee targeted a “total direct compensation” (base salary plus annual and long-term incentive awards) figure for each named executive officer at the 75th percentile of our industry peer group. The compensation committee did not benchmark any of the individual components of total direct compensation; however, the compensation committee determined that each named executive officer’s incentive compensation would be allocated between annual incentive awards and long-term incentive awards on a 1/3 and 2/3 basis, respectively. The target value of each named executive officer’s incentive compensation is the difference between the targeted total direct compensation and the respective officer’s salary.

Base Salaries. We believe that competitive base salaries serve to attract talented and experienced executives and to reward our named executive officers for short-term, day-to-day performance. Base salary levels initially are set for each executive officer at the time the officer commences employment with us and are based on such officer’s experience and expected contributions to our development, as well as competitive conditions in the market for qualified executives. Our compensation committee is empowered to set the base salary of our Chief Executive Officer and, in consultation with our Chief Executive Officer, to set the base salaries of our other named executive officers. In 2012, our compensation committee elected not to increase base salaries for our named executive officers, other than Mr. Karnes, from their 2011 levels in order to conserve our cash. The compensation committee increased Mr. Karnes’ base salary effective August 10, 2012 because of the committee’s desire to provide additional short-term compensation for Mr. Karnes in recognition of his service and for retention purposes. The following tables sets forth the salaries of our named executive officers for 2013.

Name	Base Salary
Fred Cannon	$341,250
John H. Karnes	325,000
John Kasbaum	243,000
Christopher A. Artzer	285,000
W. Roger Lyle	275,000

Generally, the cash component of our named executive officers’ compensation (base salary and, until 2012, bonuses) has been less than the officers could likely have received at more established companies, such as their respective previous employers. The total cash compensation of our named executive officers is below the median for our peer group to conserve cash and because we believe that offering a compensation package more heavily weighted towards an equity component has enabled us to recruit our named executive officers to our company, serves to reward them for the creation of long-term value and is appropriate for a company in our stage of development.

Annual Incentive Compensation. The offer letters for Messrs. Cannon, Karnes, Artzer and Lyle provided for potential annual incentive bonuses. The possibility of earning annual incentive compensation is intended to encourage executives to work towards the achievement of defined company objectives and strategic goals that are established by our Board of Directors. In order to conserve our cash resources, beginning in 2012 the compensation committee determined to grant annual incentive performance unit awards to our named executive officers in lieu of annual incentive bonuses. The performance unit awards are payable in the form of shares of fully vested Class A common stock based upon the achievement of performance criteria established by the compensation committee.

The compensation committee annually reviews and approves performance criteria that bear on annual incentive compensation. For 2012, these performance criteria related to the completion and commissioning of our initial-scale commercial production facility in Columbus, Mississippi, yield improvements and progress on our planned first standard commercial production facility in Natchez, Mississippi. Depending on the achievement of these performance criteria, a named executive officer had the potential to receive a number of shares of Class A common stock equal to up to 200% of the target award. In determining the number of shares issuable to each of the named executive officers upon achievement of target performance levels, the committee targeted a number of shares having an aggregate market value, based on the closing price of the company’s Class A common stock on the grant date, equal to the dollar amount set forth next to each such executive officer’s name below. Based on the partial achievement of these performance criteria, in March 2013 the annual performance unit awards vested into shares of fully vested Class A common stock at a level equal to 64.2% of target for each of our named executive officers, other than Mr. Lyle.

Name	Dollar Value of Annual Performance Unit Award at Target	Target Number of Shares	Actual Number of Shares Awarded
Fred Cannon	$1,880,000	167,334	107,428
John H. Karnes	800,000	71,206	45,714
John Kasbaum	580,000	51,624	33,143
Christopher A. Artzer	570,000	50,734	32,571
W. Roger Lyle	700,000	62,305	—

For more information, please see the discussion following “Executive Compensation — Grants of Plan-Based Awards for Fiscal Year 2012” below.

Long-Term Incentive Compensation. Equity incentives are intended to help align the long-term financial interests of our executives with those of our stockholders. The potential future value of equity awards is also important to our efforts to attract talented and skilled executives. We have typically granted stock options and/or restricted stock units to our named executive officers in connection with the commencement of their employment with us. The size of the initial grant is determined based on the executive’s position with us and takes into account the executive’s base salary and other compensation. As discussed in further detail in “— Annual Incentive Compensation” and below, in March 2012 we began granting annual equity incentive awards to our named executive officers. Our Board of Directors is authorized to set different vesting schedules and exercise prices and has used that authority with respect to certain awards, as further disclosed in the executive compensation tables below.

Prior to 2011, we generally granted equity awards in the form of stock options with an exercise price equal to the fair market value of the common stock underlying the award on the date of the grant. We granted equity awards pursuant to our amended and restated 2007 Stock Option/Stock Issuance Plan until June 2011. Awards granted under our amended and restated 2007 Stock Option/Stock Issuance Plan generally vested and became exercisable at a rate of 20% on the first anniversary of the applicable vesting commencement date, with the remainder vesting in equal monthly installments over the next four years. Our Board of Directors had determined that awards with 20% vesting on the first anniversary and incremental monthly vesting over the following four-year period would provide a strong incentive for both continued employment and dedication towards increasing stockholder value as well as being appropriate in light of our focus on our long-term objectives. Options granted prior to 2011 provided for immediate exercisability, with the resulting shares being subject to certain transfer restrictions and repurchase rights of the Company until such times as the underlying options would have vested.

In March 2011 and at other times during 2011, we granted 409A Options, which are options granted in a manner that is compliant with Section 409A of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Messrs. Artzer and Karnes joined our executive team in 2011, bringing critical experience to our company. As we believed that it was important to align the interests of our entire executive team in the growth of our company, the Board of Directors granted options to these new executives at the exercise price of $1.98 per share. As the fair market value of the underlying shares on the date of grant was greater than the exercise price, it was necessary to structure the options in a manner compliant with Section 409A of the Internal Revenue Code. The options generally vest on the fifth anniversary of the grant date. Since completion of our initial public offering in June 2011, our determination of fair market value for purposes of option pricing has been based on the most recent closing price of our Class A common stock on The Nasdaq Global Select Market.

As discussed above, we have also granted fully vested awards of common stock to our executives pursuant to the amended and restated 2007 Stock Option/Stock Issuance Plan and our 2011 Long-Term Incentive Plan in lieu of cash bonus payments to conserve our cash resources. We believe that equity awards serve to align the interests of the recipient named executive officers with those of our stockholders because such awards incentivize our executive officers to work towards increased stockholder value over the long term.

Prior to our initial public offering, our Board of Directors and our compensation committee also awarded additional options, restricted stock and restricted stock units to certain of our named executive officers at other times when, in the Board’s or the committee’s judgment, as applicable, such awards were advisable to assist in executive retention or to reward significant company or individual performance.

In March 2012, our compensation committee began granting annual equity awards in the form of restricted stock units that vest in three equal annual installments, subject to the executive’s continued service, as a three-year vesting schedule is commonly used by companies within our peer group. Our compensation committee believes granting restricted stock units better serves the company’s executive retention objectives than stock options, given the volatility of our stock price and that restricted stock units require fewer shares than stock options to provide equivalent value to the grantee.

In determining the number of restricted stock units to grant to each of the named executive officers in 2012, the committee targeted a number of shares having an aggregate market value, based on a share price of $15.50 per share (which share price was higher than the then-current market price and was selected by the committee to be higher than the price paid by investors in our initial public offering), equal to the dollar amount set forth next to each such executive officer’s name below.

Name	Dollar Value of Long-Term Incentive Award	Number of Restricted Stock Units
Fred Cannon	$3,760,000	242,500
John H. Karnes	1,600,000	103,225
John Kasbaum	1,160,000	74,840
Christopher A. Artzer	1,140,000	73,550
W. Roger Lyle	1,400,000	90,325

Our Board has approved accelerated vesting on the date of termination of all outstanding equity awards granted prior to December 31, 2012 to each of Messrs. Cannon, Karnes, Kasbaum and Artzer, if the respective officer is terminated without cause or for good reason (each as defined in a performance and retention agreement and as further described below), including during a period following or in anticipation of a change in control of our company. These arrangements with our named executive officers are discussed in more detail in “—Employment Arrangements with Executives,” “— Performance and Retention Agreements” and “Executive Compensation — Potential Payments to Named Executive Officers Upon Termination or a Change of Control” below.

2013 Executive Compensation Program

In March 2013, our compensation committee adopted a compensation program for our named executive officers, based in part upon the advice and recommendation of Hay Group and on an analysis by Hay Group of executive compensation at our industry peer group companies.

As in 2012, in setting compensation levels for our named executive officers for 2013, our compensation committee targeted a total direct compensation figure for each named executive officer at the 75th percentile of our industry peer group. The compensation committee did not benchmark any of the individual components of total direct compensation; however, the compensation committee determined that each named executive officer’s incentive compensation would be allocated between annual incentive awards and long term incentive awards on a 1/3 and 2/3 basis, respectively. The target value of each named executive officer’s incentive compensation is the difference between the targeted total direct compensation and the respective officer’s salary.

Each named executive officer’s annual incentive performance unit award for 2013 is weighted among several corporate-level incentive elements approved by the compensation committee related to production at our Columbus facility, yield improvements and the level of gross proceeds from debt and equity financings. Each named executive officer’s long-term incentive award granted in March 2013 was in the form of restricted stock units that vest in three equal annual installments, subject to the continued service of the recipient named executive officer.

Employment Arrangements with Executives

Each of our named executive officers received an offer letter in connection with the commencement of his employment with us. As a condition to employment, each of our named executive officers has entered into a proprietary information and inventions assignment agreement. Under these agreements, each named executive officer has agreed not to compete with us during his employment, not to solicit our employees during his employment or for a period of one year following the termination of his employment, to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his employment.

The offer letters set forth initial salaries, potential annual bonuses, the terms of initial option grants, acceleration of vesting upon termination without cause following a change in control and, in some cases, vesting upon the death or disability of the executive. In addition, any material breach of the proprietary information and inventions assignment agreement described in the above paragraph would also constitute cause and would result in a forfeiture of the breaching officer’s accelerated awards. The accelerated vesting provisions set forth in the offer letters of Messrs. Cannon, Karnes, Kasbaum and Artzer were superseded by accelerated vesting provisions of the Performance and Retention Agreements described below in “— Performance and Retention Agreements.”

The following table summarizes the material terms of each named executive officer’s offer letter.

	Mr. Cannon		Mr. Karnes		Mr. Kasbaum		Mr. Artzer		Mr. Lyle
Initial salary	$275,000	(1)	$250,000	(2)	$240,000	(3)	$285,000		$275,000
Potential annual bonus(4)	$100,000		$100,000		—		$50,000		$100,000
Initial option grant:
Number of options	3,085,720		1,100,000		560,000		265,600		125,000
Exercise price per share	$0.0838		$1.98		$1.98		$1.98		$15.30
Vesting terms		(5)		(6)		(5)		(6)		(5)
Initial grant of restricted stock units(7)	—		—		—		—		125,000
Accelerated vesting of options upon:
Termination without cause following a change of control	—	(8)	100%		50	%(8)	100%		—
Death or disability	—			(9)	—			(9)	—

(1)	Mr. Cannon’s base salary was subsequently raised to $341,250, effective October 1, 2010.
(2)	Mr. Karnes’ base salary was subsequently raised to $325,000, effective August 10, 2012.
(3)	Mr. Kasbaum’s base salary was subsequently raised to $243,000, effective October 1, 2010.
(4)	Performance bonuses are based upon the achievement of certain individual and corporate milestones set by our Board of Directors.
(5)	Grants vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each relevant vesting date; additionally, options to purchase 685,712 shares granted to Mr. Cannon vested on the grant date. Options awarded to Mr. Cannon are exercisable for shares of our Class B common stock and options awarded to Messrs. Kasbaum and Lyle are exercisable for shares of our Class A common stock. Options granted to Mr. Lyle are no longer subject to vesting, as Mr. Lyle’s employment with us terminated effective March 15, 2013 and his unvested equity awards were forfeited. Mr. Lyle’s vested stock options are exercisable for a period of three months from the date his employment with us terminated.
(6)	Represents grants of 409A Options exercisable for shares of our Class A common stock, which vest in a single installment on March 18, 2016 (the fifth anniversary of the grant date), subject to the executive’s continued service.
(7)	The restricted stock units granted to Mr. Lyle were to vest in five equal installments on each of the first five anniversaries of September 14, 2011, the vesting commencement date, subject to Mr. Lyle’s continued service. Mr. Lyle’s employment with us terminated effective March 15, 2013, and his unvested equity awards were forfeited.
(8)	Pursuant to the performance and retention agreement described below, this amount was subsequently increased to 100%.
(9)	In the event of death or disability, the 409A Options awarded to Messrs. Karnes and Artzer would vest on a pro rata basis based on the number of days of service.

Performance and Retention Agreements

In March 2012, based in part upon the recommendation of Hay Group, our compensation committee approved the entry into Performance and Retention Agreements with each of Messrs. Cannon, Karnes, Kasbaum and Artzer. The Performance and Retention Agreements provide that all outstanding equity awards granted to a respective executive pursuant to a Company equity or equity-based incentive plan prior to December 31, 2012 will become vested, exercisable in full and, where applicable, payable in the event the executive is terminated without cause or for good reason. We believe the Performance and Retention Agreements serve as a retention tool and are competitive within our industry.

For a more detailed description of the terms of the acceleration provisions and conditions under the Performance and Retention Agreements, please read “Executive Compensation — Potential Payments to Named Executive Officers Upon Termination or a Change of Control” below.

Compensation Decision Process

From our inception until the establishment of the compensation committee of our Board of Directors in March 2010 as discussed below, our Board of Directors has overseen the compensation of our executive officers and our executive compensation programs. Non-employee directors reviewed and approved our executive compensation and benefits policies, including our amended and restated 2007 Stock Option/Stock Issuance Plan and our 2011 Long-Term Incentive Plan. Our Board of Directors historically has relied on its members’ business judgment and collective experience with respect to compensation practices at other companies in the technology sector, both established and start-up enterprises.

Historically, our Board of Directors has approved levels of base salaries for new executives that, in its judgment, were necessary to attract the executives from the positions they previously held or from other positions available to individuals with their respective experience and skills and that were in line with other start-up companies in the technology sector. Salary increases were historically awarded to our named executive officers by our Board of Directors from time to time when our Board deemed such increases to be appropriate to retain our named executive officers or to reward them for our company’s progress and their contribution towards that progress. None of our named executive officers is currently party to an employment agreement that provides for scheduled or automatic increases in base salary. Following our initial public offering, the compensation committee determined that it would review the base salaries of our named executive officers annually. In addition, our historical compensation approach has been to keep our Chief Executive Officer, Mr. Cannon, as our most highly paid employee, including awarding him the highest base salary.

In setting the levels of equity compensation, our Board of Directors has historically relied on the business judgment and collective experience of its members in the industries in which we compete for executives. As discussed above, our named executive officers received initial option and/or restricted stock unit grants upon the commencement of their employment at levels determined by our Board of Directors. Our Board of Directors has also awarded additional options to certain of our named executive officers at other times, not in connection with the commencement of their employment when, in the Board’s judgment, such awards were advisable to assist in executive retention or to reward significant performance. While we historically have not had a predetermined policy on the timing or frequency of additional equity award grants to our named executive officers, in 2012, our compensation committee approved a compensation program under which annual short-term and long-term grants would be made to our named executive officers. Such program is described in more detail above under “—Elements of Compensation of Our Named Executive Officers.” We expect that, under this compensation program, our compensation committee will generally make determinations with respect to equity awards in the first quarter of each fiscal year. However, our compensation committee could modify in the future its approach regarding the timing of equity awards.

From its formation until our initial public offering in June 2011, the compensation committee was responsible for evaluating and recommending our executive compensation policies and plans for approval by our full Board of Directors. Following our initial public offering, the compensation committee makes these decisions. Our compensation committee uses benchmarking data provided by Hay Group as a reference in determining appropriate levels of compensation. See “— Compensation Consultant” above for more information about Hay Group and the industry peer group our compensation committee currently uses for benchmarking.

Our Chief Executive Officer also reviews the performance of our other named executive officers and makes recommendations to the compensation committee regarding base salary adjustments, bonuses and long-term incentive awards for the other named executive officers (but not for himself).

Other Executive Benefits

We provide the following benefits to our named executive officers on the same basis as other eligible employees:

•	health and dental insurance;

•	vacation, sick days and personal days;

•	life insurance and supplemental life insurance;

•	long-term disability insurance;

•	a 401(k) plan;

•	flexible spending accounts;

•	an employee assistance program; and

•	income tax planning assistance.

We believe these benefits are generally consistent with benefits offered by companies with which we compete for employees and executives. In light of the immediate exercisability of certain of our stock options discussed above and potential decision making related to Section 83(b) elections under the Internal Revenue Code as well as the implications of our initial public offering in June 2011, we believe it is in the Company’s best interest to provide tax planning assistance in order that our employees, including our named executive officers, may more easily devote their time to business activities.

Advisory Resolutions to Approve Executive Compensation

At our 2012 annual meeting, our stockholders voted to approve, on an advisory basis, the compensation of our named executive officers, commonly known as a “say-on-pay” vote, with 99.9% of the votes cast for or against the proposal voting in favor of our executive compensation program. In approving our 2013 executive compensation program, the compensation committee reviewed these voting results and concluded that our compensation program was appropriate for the Company.

At our 2013 annual meeting, we again are providing our stockholders a say-on-pay vote. This vote provides our stockholders the opportunity to express their views regarding the 2012 compensation for our named executive officers as disclosed in this proxy statement. As an advisory vote, this resolution will not be binding upon the Company or upon the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders, and our compensation committee will consider the outcome of the vote on this resolution when making future compensation decisions for our named executive officers.

For additional information, please refer to “Proposal 2: Advisory Resolution to Approve Executive Compensation” in this proxy statement.

Other Compensation Policies and Practices

Tax considerations. Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for each named executive officer (other than our chief financial officer), unless compensation is performance-based. The deductibility limit imposed by Section 162(m) did not apply to us prior to our initial public offering, during which time we were not publicly-traded.

The 2011 Long-Term Incentive Plan qualifies for transition relief under Treasury Regulation Section 1.162-27(f), which provides that the deduction limit of Section 162(m) of the Internal Revenue Code does not apply to a compensation plan or agreement that existed during the period in which we were not publicly held. Generally, we will be able to rely on this transition relief for a period of three years after we become publicly held. Thereafter, we can preserve the deductibility of compensation over $1 million if certain conditions of Section 162(m) are met, including stockholder approval of the plan and the material terms of the performance goals. At such time as Section 162(m) limits our deductibility, we expect that our compensation committee will adopt a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

Policy regarding restatements of performance measures. We do not have a formal policy regarding adjustment or recovery of bonus payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the payment. Under those circumstances, our Board of Directors or our compensation committee would evaluate whether adjustments or recoveries of payments were appropriate based upon the facts and circumstances surrounding the restatement.

Stock ownership policies. We have not established stock ownership or similar guidelines with regards to our named executive officers at this time; however, all of our named executive officers currently have a direct or indirect, through their stock option holdings, equity interest in our company, and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us.

Risk Considerations in Our Compensation Program

Our compensation committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse affect on our company.

COMPENSATION COMMITTEE REPORT

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2013 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission.

Compensation Committee

Samir Kaul, Chairman

David J. Paterson

Gary L. Whitlock

The foregoing Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR 2012

The following table sets forth the compensation during 2012, 2011 and 2010 of the Company’s Principal Executive Officer, the Company’s Principal Financial Officer, the three other most highly compensated executive officers for 2012 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)(2) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Fred Cannon	2012	341,250	—	4,157,072	—	—	—	15,051	4,513,374
President and Chief	2011	341,250	—	3,900,000	—	—	—	13,570	4,254,820
Executive Officer	2010	299,987	—	—	1,960,343	118,800	—	8,881	2,388,011
John H. Karnes	2012	281,255	—	1,769,282	—	—	—	15,209	2,065,746
Chief Financial Officer	2011	219,777	—	900,000	6,620,130	—	—	7,983	7,747,890
John Kasbaum	2012	243,000	—	1,282,743	—	—	—	9,847	1,535,590
Senior Vice President of	2011	243,000	—	375,000	—	—	—	10,548	628,548
Commercial	2010	140,750	—	—	491,288	—	—	5,713	637,751
Christopher A. Artzer	2012	285,000	—	1,260,631	—	—	—	13,921	1,559,552
Vice President, General	2011	227,817	—	75,000	1,598,460	—	—	6,860	1,908,137
Counsel and Secretary
Former Executive Officer
W. Roger Lyle(4)	2012	275,000	—	1,548,148	—	—	—	6,896	1,830,045
Former Senior Vice President	2011	82,324	—	1,957,295	1,337,099	—	—	2,750	3,379,468

(1)	The amounts shown under “Stock Awards” and “Option Awards” in the above table reflect the grant date fair value of these awards as determined in accordance with Financial Accounting Standards Board, or FASB ASC Topic 718, Compensation — Stock Compensation, excluding the effects of estimated forfeitures. We based the fair value of stock awards, including the annual incentive performance unit awards, on the market price of the shares awarded on the grant date. We calculated the value of stock option awards using the Black-Scholes option-pricing model. See Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012. Please see the “— Grants of Plan-Based Awards for Fiscal Year 2012” for more information regarding equity awards granted during fiscal year 2012, including the annual incentive perfrmance unit awards.
(2)	Includes for the year ended December 31, 2011 awards to Messrs. Cannon, Karnes, Artzer and Lyle of 15,974, 15,974, 7,987 and 4,771 fully vested shares of Class A common stock awarded in lieu of cash bonuses. The value of these awards had been included in the Non-Equity Incentive Plan Compensation column in the proxy statement for our 2012 annual meeting.
(3)	Consists of company 401(k) contributions and payment of insurance premiums.
(4)	Mr. Lyle’s employment with us terminated effective March 15, 2013.

GRANTS OF PLAN-BASED AWARDS FOR 2012

The following table provides information concerning each grant of an award made to our named executive officers under any plan during the fiscal year ended December 31, 2012. The Company did not grant non-equity incentive plan awards or stock options during the fiscal year ended December 31, 2012.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1) (#)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold	Target	Maximum	(#)	($)
Fred Cannon	3/9/2012				242,500	2,277,075
	3/23/2012	—	167,334	334,668		1,880,000
John H. Karnes	3/9/2012				103,225	969,283
	3/23/2012	—	71,206	142,412		800,000
John Kasbaum	3/9/2012				74,840	702,748
	3/23/2012	—	51,624	103,248		580,000
Christopher A. Artzer	3/9/2012				73,550	690,635
	3/23/2012	—	50,734	101,468		570,000
W. Roger Lyle	3/9/2012				90,325	848,152
	3/23/2012	—	62,305	124,610		700,000

(1)	Consists of annual incentive performance unit awards granted in March 2012. The performance unit awards are payable in the form of fully vested shares of Class A common stock based on the achievement of performance criteria established by the compensation committee. Please see the discussion following this table for more information on these performance criteria and the achievement thereof.
(2)	Consists of restricted stock units granted in March 2012. The awards vest in three equal annual installments, subject to the continued service of the recipient named executive officer. Upon vesting, the awards are settled in fully vested shares of Class A common stock.
(3)	Reflects the grant date fair value of each award as determined in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. We based the fair value of stock awards on the market price of the shares awarded on the grant date. See Note 13 to our consolidated financial statements in Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The following table sets forth the performance criteria for the vesting of the annual incentive performance unit awards granted in 2012, the weighting of such criteria and the actual achievement of such criteria that resulted in an overall vesting level of 64.2% of target. The criteria fall into three categories: matters related to construction and commissioning of our Columbus facility, yield improvements and progress on our planned facility in Natchez, Mississippi. Linear interpolation is used to reward performance between threshold and maximum. For the actual number of shares that vested upon achievement of the performance criteria, please see “Compensation Discussion and Analysis — Elements of Compensation for our Named Executive Officers — Annual Incentive Compensation” above.

Goal	Threshold (0%)	50%	Target (100%)	150%	Maximum (200%)	Percent Allocation of Target Shares	Actual Achievement
Columbus Facility
Mechanical completion of Columbus facility	June 30, 2012	May 31, 2012	April 30, 2012	April 15, 2012	March 31, 2012	11%	11%
Commission + first production from Columbus facility (from material completion)	+12 weeks	+ 10 weeks	+8 weeks	+6 weeks	+4 weeks	11%	0%
Columbus facility production of 1,000th barrel of on-spec cellulosic gasoline and diesel	October 31, 2012	September 30, 2012	August 31, 2012	July 31, 2012	June 30, 2012	12%	0%
Yield Improvements
Composite achievement of goals related to yield improvements(1)						33%	53%
Natchez Facility
Front-end engineering and design complete with lump-sum request for proposed initiated	January 31, 2013	January 15 2013	December 31, 2012	December 31, 2012	November 30, 2012
Financing plan and financial/underwriting commitment	January 13, 2013	January 15, 2013	December 31, 2012	December 15, 2012	November 30, 2012	33%	0%
All commercial predicates complete or under contract	January 13, 2013	January 15, 2013	December 31, 2012	December 15, 2012	November 30, 2012

(1)	Consists of three discrete goals related to overall improvements in the yield of our proprietary two-step biomass-to-fuels technology. As discussed in our 2012 Annual Report, yield is the number of gallons of fuel we believe that we can produce for each bone dry ton of biomass, or BDT, when implemented at our planned standard commercial production facility in Natchez, Mississippi. We believe that our new catalyst platform can produce a yield of 72 gallons of fuel per bone dry ton of biomass, or BDT, when implemented at our planned Natchez facility, which represents an increase of 5 gallons per BDT from 67 gallons per BDT in our demonstration unit a year ago. Our research and development efforts are focused on increasing this yield to approximately 92 gallons per BDT over time. The goals related to our annual incentive performance unit awards are designed to represent significant accomplishments toward this objective.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2012

The following table sets forth information regarding outstanding equity awards held as of December 31, 2012 by our named executive officers. Mr. Lyle forfeited all of his outstanding unvested equity awards upon termination of his employment with us in March 2013.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Vesting Commencement Date	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Fred Cannon	3,085,720	(2)	—	239,992	0.0838	06/15/2008	04/22/2019	(3)	—		—
	1,170,470	(2)	—	438,920	1.9800	06/01/2010	07/27/2020	(4)	—		—
	1,064,048	(2)	—	—	1.9800	—	07/27/2020	(5)	—		—
	—		—	—	—	—	—		597,334	(6)(7)	3,828,911
John H. Karnes	—		1,100,000	1,100,000	1.9800	03/18/2011	12/31/2016	(8)	—		—
	—		—	—	—	—	—		211,931	(6)(7)	1,358,478
John Kasbaum	560,000	(2)	—	279,997	1.9800	06/01/2010	07/27/2020	(3)	—		—
	—		—	—	—	—	—		146,464	(7)(9)	938,834
Christopher A. Artzer	—		265,600	265,600	1.9800	03/18/2011	12/31/2016	(8)	—		—
	—		—	—	—	—	—		124,284	(7)	796,660
W. Roger Lyle	12,785		19,890	26,140	15.3000	09/14/2011	09/14/2021	(3)	—		—
	24,715		67,610	67,610	15.3000	09/14/2011	09/14/2021	(3)	—		—
	—		—	—	—	—	—		252,630	(7)(9)	1,619,358

(1)	Based on the closing price of our Class A common stock on the Nasdaq Global Select Market on December 31, 2012 ($6.41 per share).
(2)	Options granted under the amended and restated 2007 Stock Option/Stock Issuance Plan prior to 2011 allowed for the option to be exercised prior to vesting with the stock acquired on exercise being subject to certain transfer restrictions and repurchase rights of the Company at the lesser of fair market value or the exercise price, with such repurchase rights lapsing at such time as the underlying options would have vested.
(3)	Grants vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each relevant vesting date; additionally, options to purchase 685,712 shares granted to Mr. Cannon vested on the grant date. Options granted to Messrs. Cannon and Kasbaum were granted under our amended and restated 2007 Stock Option/Stock Issuance Plan. Options granted to Mr. Lyle were granted under our 2011 Long-Term Incentive Plan.
(4)	Grants vest in a series of 48 successive equal monthly installments upon Mr. Cannon’s completion of each additional month of service over a 48-month period measured from the vesting commencement date. If Mr. Cannon exercises options prior to vesting, the option shares initially will be unvested until such time as the underlying options would have vested and are subject to repurchase by us at the lower of the exercise price or the fair market value per share at the time of Mr. Cannon’s cessation of service. All options were granted under our amended and restated 2007 Stock Option/Stock Issuance Plan.
(5)	Grants vested upon achievement of three milestones determined by the Board of Directors, with 1/3rd of the shares vesting with each achievement. Each of these milestones have been achieved: the execution of the memorandum of understanding with the Mississippi Development Authority, which occurred in November 2010, the execution of a commercially acceptable product offtake agreement, which was signed with Hunt Refining Company in February 2011. and, the mechanical completion of our initial-scale commercial production facility in Columbus, Mississippi which was completed in April 2012.
(6)	Includes 187,500 and 37,500 restricted stock units for Messrs. Cannon and Karnes, respectively, that vest in eight equal semi-annual installments, beginning on February 29, 2012, subject to the executive’s continued service.
(7)	Includes 242,500, 103,225, 74,840, 73,550 and 90,325 restricted stock units for Messrs. Cannon, Karnes, Kasbaum, Artzer and Lyle, respectively, which vest in three equal annual installments, beginning on March 9, 2013, subject to the executive’s continued service. Also includes 167,334, 71,206, 51,624, 50,734 and 62,305 performance units for Messrs. Cannon, Karnes, Kasbaum, Artzer and Lyle, respectively, which vested in March 2013 into 107,428, 45,714, 33,143, 32,571 and zero shares, respectively, of our Class A common stock based on the achievement of performance criteria described under “—Grants of Plan-Based Awards for 2012” above.
(8)	Grants vest in a single installment on March 18, 2016 (the fifth anniversary of the grant date), subject to the executive’s continued service.
(9)	Includes 20,000 and 100,000 restricted stock units for Messrs. Kasbaum and Lyle, respectively, that vest in five equal annual installments, beginning on June 23, 2012 for Mr. Kasbaum and September 14, 2012 for Mr. Lyle (in each case, the one-year anniversary of the respective grant date), subject to the respective executive’s continued service.

OPTION EXERCISES AND STOCK VESTED FOR 2012

The following table indicates the number and value of stock options exercised and stock awards vested during the year ended December 31, 2012.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fred Cannon	—	—	78,474	660,933
John H. Karnes	—	—	28,474	252,183
John Kasbaum	25,000	76,250	5,000	44,100
Christopher A. Artzer	—	—	7,987	75,000
W. Roger Lyle	—	—	29,771	255,800

Potential Payments to Named Executive Officers Upon Termination or a Change of Control

In March 2012, our compensation committee approved the Company’s entry into Performance and Retention Agreements with each of Messrs. Cannon, Karnes, Kasbaum and Artzer. The Performance and Retention Agreements provide that all outstanding equity awards granted to a respective executive pursuant to a Company equity or equity-based incentive plan prior to December 31, 2012 will become vested, exercisable in full and, where applicable, payable upon (i) the executive’s termination of his employment for good reason (as defined in the Performance and Retention Agreements) or the Company’s termination of the executive’s employment without cause (as defined in the Performance and Retention Agreements) (each such termination referred to in this summary as a “Qualifying Termination”), or (ii) the termination of the executive’s employment due to death or Disability (as defined in the Performance and Retention Agreement), subject to further compliance with the provisions described below.

In the event of acceleration of vesting and/or payment, equity awards that were intended to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code will be paid at the time provided in existing award documentation, subject only to the satisfaction of applicable performance goals and not to the executive’s continued service and without the exercise of any negative discretion under the existing award documentation. In the case of equity awards designed to be compliant with Section 409A of the Internal Revenue Code, (i) if granted on or prior to the effective date of the executive’s Performance and Retention Agreement, no accelerated payment shall apply (and only accelerated vesting shall apply) and (ii) if granted after the effective date of the executive’s Performance and Retention Agreement, payment of the equity award will be made on the 65th day following the executive’s Qualifying Termination or termination due to death or Disability unless the equity award provides for payment upon the executive’s “separation from service” (as defined in Section 409A of the Internal Revenue Code), in which case payment shall be made as so provided.

Accelerated vesting and/or payment of equity awards under the Performance and Retention Agreements are further subject to (i) the delivery by the executive (or the executive’s estate or other legal representative) of an executed release and waiver of claims against the Company, which release must be irrevocable and effective within 60 days after the date of the executive’s termination, (ii) compliance by the executive with a non-competition and a non-solicitation covenant for 12 months following the date of termination and (iii) compliance with a confidentiality covenant and a non-disparagement covenant at all times. In addition, if vesting or payment of an executive’s equity awards is accelerated by the terms of the Performance and Retention Agreement, the executive may not directly or indirectly transfer or dispose of any shares of Company common stock acquired through such acceleration, with such transfer restriction lapsing as to 25% of the accelerated shares on each three month anniversary of the date of the executive’s Qualifying Termination, death or Disability.

Notwithstanding the above, if a Qualifying Termination of the executive occurs within 12 months following the date of a change in control (as defined in the Performance and Retention Agreements) of the Company or in anticipation of a change in control that actually occurs, the acceleration and payment of the executive’s equity awards will not be subject to the executive’s delivery of a release, compliance with the covenants or the transfer restriction as described in the preceding paragraph.

The provisions of the Performance and Retention Agreements, including the acceleration of vesting and/or payment, supersede any contrary provision in any equity award documentation to the extent the Performance and Retention Agreement is more favorable to the executive. Disputes between the Company and the executive arising out of the Performance and Retention Agreement are to be settled by binding arbitration.

Prior to the entry into the Performance and Retention Agreements, each of these four named executive officers benefited from provisions in their respective offer letters providing for accelerated vesting of 100% of unvested options (50% in the case of Mr. Kasbaum) in the event that such executive was terminated without cause within 12 months following a change of control of the Company. The terms of the Performance and Retention Agreements superseded the acceleration provisions in the respective offer letters of Messrs. Cannon, Karnes, Kasbaum and Artzer.

The following table summarizes the value of the acceleration of equity awards of Messrs. Cannon, Karnes, Kasbaum and Artzer assuming they had been terminated on December 31, 2012 under various circumstances, assuming that the Performance and Retention Agreements had been in effect at such time. The terms of Mr. Lyle’s equity awards did not provide for acceleration, and Mr. Lyle did not execute a performance and retention agreement.

Executive Benefits and Payments Upon Termination	Voluntary Termination (No Good Reason)	Good Reason/ Involuntary Not for Cause Termination (including following or in anticipation of a Change in Control)	Involuntary For Cause Termination	Death or Disability
Fred Cannon	—	4,793,414	—	4,793,414
John H. Karnes	—	5,564,415	—	5,564,415
John Kasbaum	—	1,091,708	—	1,091,708
Christopher A. Artzer	—	1,608,867	—	1,608,867
W. Roger Lyle	—	—	—	—

None of our named executive officers have any agreements with respect to severance payments.

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. Contributions to the 401(k) retirement plan are not taxable to employees until withdrawn from the plan. Each participant may elect to contribute a portion of his or her pre-tax compensation to the plan, up to the statutory maximum that was $17,000 for 2012 and $17,500 for 2013. We currently match 100% of employees’ contributions up to 3% of base salary, and we match 50% of any additional employee contributions up to 5% of base salary, for a total matching of a maximum of 4% of base salary.

Indemnification Agreements

We have entered into customary indemnification agreements with our directors, executive officers and certain employees. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

EQUITY COMPENSATION PLANS

Information concerning our equity compensation plans at December 31, 2012 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	10,930,484	$1.95	7,473,462	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	10,930,484	$1.95	7,473,462

(1)	This weighted-average exercise price does not reflect the shares issuable upon settlement of outstanding grants of restricted stock or restricted stock units.
(2)	Consists of shares reserved for issuance for future awards under our 2011 Long-Term Incentive Plan. No shares are reserved for future issuance under our amended and restated 2007 Stock Option/Stock Issuance Plan other than shares issuable upon exercise of equity awards outstanding under such plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of April 5, 2013 by:

•	each person who is known by us, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) or Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to beneficially own 5% or more of our outstanding Class A common stock or Class B common stock;

•	our President and Chief Executive Officer, our Chief Financial Officer and the three other executive officers and former executive officer whose names appear in the “Summary Compensation Table” (our “named executive officers”);

•	each of our current directors and nominees for director; and

•	all of our executive officers, directors and nominees for director as a group (12 persons)

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power. These rules also provide that a person or entity below beneficially owns any shares issuable upon the exercise of stock options, warrants or other rights held by such person or entity that were exercisable on or within 60 days of April 5, 2013. Except as otherwise indicated, to our knowledge the persons and entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. Unless otherwise indicated, the address of each stockholder listed below is 13001 Bay Park Road, Pasadena, Texas 77507.

In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or exercisable within 60 days of April 5, 2013. We did not deem these shares outstanding for the purpose of calculating the percentage ownership of any other person or entity. As of April 5, 2013, the Company had issued and outstanding 53,295,566 shares of Class A common stock and 53,508,834 shares of Class B common stock.

	Class A Common Stock(1)		Class B Common Stock(2)		% of Total
	Shares	%	Shares	%	Voting Power
5% Stockholders
Entities affiliated with Khosla Ventures(3)	11,524,982	21.3	46,259,738	86.5	80.5
Entities affiliated with Artis Capital Management, L.P.(4)	16,528,384	31.0	—	—	2.8
Entities affiliated with Alberta Investment Management Corporation(5)	9,516,715	17.9	—	—	1.6
BIOeCON B.V.(6)	946,176	1.8	5,353,576	10.0	9.4
Executive Officers, Directors and Nominees
Fred Cannon(7)	2,401,229	4.5	3,941,241	7.5	6.8
John Karnes(7)(8)	125,116	*	—	—	*
John Kasbaum(7)	411,888	*	—	—	*
Christopher A. Artzer(7)	54,797	*	—	—	*
W. Roger Lyle(7)(9)	79,698	*	—	—	*
Ralph Alexander(7)	89,561	*	—	—	*
Samir Kaul(10)	26,997	*	—	—	*
D. Mark Leland	—	—	—	—	*
David J. Paterson	24,358	*	—	—	*
Condoleezza Rice(8)	243,798	*	—	—	*
William Roach(7)	147,276	*	—	—	*
Gary L. Whitlock(7)	144,793	*	—	—	*
Executive officers, directors and nominees as a group (12 persons)(7)	3,749,510	7.0	3,941,241	7.5	8.6

*	Less than one percent.

(1)	Class A common stock has a voting right of one vote per share.
(2)	Class B common stock has a voting right of 10 votes per share.
(3)	Includes (A) 42,929,224 shares of Class B common stock held by Khosla Ventures II, L.P. (“Khosla II”) and 3,330,514 shares of Class B common stock held by members or affiliates of members of Khosla Ventures Associates II, LLC (“KVA II”), (B) 9,409,935 shares of Class A common stock held by Khosla Ventures III, L.P. (“Khosla III”), (C) 1,250,000 shares of Class A common stock held by KFT Trust (Vinod Khosla, Trustee), and (D) exercisable warrants to purchase 865,047 shares of Class A common stock, issued in connection with our Loan and Security Agreement (as defined in “Certain Relationships and Related Person Transactions — Loan and Security Agreement” below), held by KFT Trust (Vinod Khosla, Trustee). Vinod Khosla is the managing member of VK Services, LLC (“VK Services”). VK Services is the manager of each of KVA II and Khosla Ventures Associates III, LLC (“KVA III”). KVA II is the general partner of Khosla II and KVA III is the general partner of Khosla III. The members or affiliates of members of KVA II who directly hold shares of Class B common stock have granted Khosla II voting and investment power with respect to such shares. Vinod Khosla, VK Services, KVA II and KVA III may be deemed to have indirect beneficial ownership of the shares held by Khosla II, members or affiliates of members of KVA II and Khosla III, as applicable. Vinod Khosla, VK Services and KVA II disclaim beneficial ownership of the shares held by Khosla II and members or affiliates of members of KVA II, except to the extent of their respective pecuniary interests therein. Mr. Khosla, VK Services and KVA III disclaim beneficial ownership of the shares held by Khosla III, except to the extent of their respective pecuniary interests therein. Mr. Khosla and his spouse are the trustees of KFT Trust. Mr. Khosla may be deemed to possess voting and investment control over such shares, and to have indirect beneficial ownership of such shares. Mr. Khosla disclaims beneficial ownership of the shares held by KFT Trust except to the extent of his pecuniary interest therein. The address for Mr. Khosla and these entities is 2128 Sand Hill Road, Menlo Park, California 94025.
(4)	The address for each of these entities is c/o Artis Capital Management, L.P., One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, California 94105.
(5)	Includes (A) 2,795,395 shares of Class A common stock and an exercisable warrant to purchase 621,103 shares of Class A common stock issued in connection with our Loan and Security Agreement held by 1538731 Alberta Ltd. and (B) 4,991,221 shares of Class A common stock and an exercisable warrant to purchase 1,108,955 shares of Class A common stock issued in connection with our Loan and Security Agreement held by 1538716 Alberta Ltd. The address for each of these entities is c/o Alberta Investment Management Corporation, 1100-10830 Jasper Avenue, Edmonton, AB, Canada T5J 2B3. AIMCo disclaims beneficial ownership of the shares reported herein in which AIMCo has no actual pecuniary interest.
(6)	The address of BIOeCON B.V. is Hogebrinkerweg 15 e, 3871 KM Hoevelaken, the Netherlands.
(7)	17,207,466 shares beneficially owned includes the following shares that are subject to options that were exercisable on, or become exercisable within 60 days of, April 5, 2013.

Name of Beneficial Owner	Shares Subject to Options Exercisable within 60 days of April 5, 2013
Ralph Alexander	69,236
Fred Cannon	4,987,626
John Kasbaum	336,004
W. Roger Lyle	37,500
William Roach	126,978
Gary L. Whitlock	115,435

Total	5,672,779

(8)	Includes shares of restricted stock granted pursuant to equity awards. Pursuant to the terms of the applicable incentive plan and the agreements underlying such awards, the recipients may vote such shares prior to vesting, and may therefore be deemed to have beneficial ownership of such shares.
(9)	Mr. Lyle (our former Senior Vice President of Operations) terminated his employment with us effective in March 2013. Following termination of his employment, all of his unvested equity awards were forfeited pursuant to their terms.
(10)	Mr. Kaul, one of our directors, is a member of KVA II and KVA III, the general partner of Khosla II and Khosla III, respectively. Mr. Kaul has no voting or investment power with respect the shares of our common stock beneficially owned by these entities. Mr. Kaul disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, including 1,408,020 shares of Class B common stock held by The Kaul Family Trust Dated July 20, 2009 and 504,000 shares of Class B common stock held in trusts for the benefit of Mr. Kaul’s children. Mr. Kaul is the trustee of The Kaul Family Trust Dated July 20, 2009, and each of Mr. Kaul, Mr. Kaul’s wife and Mr. Kaul’s father are trustees of the trusts for the benefit of Mr. Kaul’s children, but Khosla II has been granted voting and investment control over such shares. The address for Mr. Kaul and these entities is 2128 Sand Hill Road, Menlo Park, California 94025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2012, we have entered into the following transactions and contractual arrangements with our officers, directors and principal stockholders. Prior to our initial public offering, we did not have formal policies and procedures regarding the review and approval of related person transactions, however, all transactions outside of the ordinary course of business between us and any of our officers, directors and principal stockholders were approved by our Board of Directors. In connection with our initial public offering, our Board of Directors adopted a written policy that requires our audit committee to review on an annual basis all transactions with related persons, or in which a related person has a direct or indirect interest, and to determine whether to ratify or approve the transaction after consideration of the related person’s interest in the transaction and other material facts. We believe that the terms of the arrangements and agreements below are at least as favorable as they would have been had we contracted with an unrelated third person.

Stockholder Agreements

Prior to our initial public offering, we entered into an investors’ rights agreement with holders of our then-convertible preferred stock and certain holders of common stock and warrants to purchase our then-convertible preferred stock, including entities with which certain of our directors are affiliated. The investors’ rights agreement grants certain registration rights.

Loan and Security Agreement

In January 2012, we entered into a loan and security agreement with 1538731 Alberta Ltd., as agent and lender (“Alberta 1538731”), and 1538716 Alberta Ltd., as lender (“Alberta 1538716” and, together with Alberta 1538731, the “Alberta Lenders”), and KFT Trust, Vinod Khosla, Trustee, as lender (“Khosla” and, together with the Alberta Lenders, the “Lenders”). Pursuant to the loan and security agreement, the Alberta Lenders made a term loan to us in the principal amount of $50 million and Khosla made a term loan to us in the principal amount $25 million, for a total of $75 million in principal amount, which we refer to as the Loan Advance and which will be converted as described below.

In March 2013, we entered into an amendment to the loan and security agreement which, among other things, (i) increases the amount available under the facility by $50 million, which we may borrow from Khosla, based on our capital needs, before March 31, 2014, subject to the terms of the agreement, (ii) replaces the requirement to make installment payments of principal and interest with a single balloon payment at maturity, (iii) allows us to elect payment of paid-in-kind interest throughout the term of the loan, (iv) modifies certain financial and negative covenants, including a covenant that required us to complete an equity offering meeting certain conditions on or before March 31, 2013, (v) requires us to raise additional capital in the amount of $175 million on or before March 31, 2014 unless we demonstrate three months cash on hand, (vi) increases by $25 million the limit on the amount of capital expenditures we can make on our planned first standard commercial production facility in Natchez, Mississippi prior to raising additional funds and (vii) provides for the conversion, subject to the satisfaction of certain conditions, of (A) the secured obligations and certain other amounts in connection therewith owed to certain of the lenders into the debt issued in connection with our financing of our Natchez facility and (B) the secured obligations and certain other amounts in connection therewith owed to certain of the Lenders into equity securities issued in connection with our financing of our Natchez facility. We refer to the agreement, as amended, as the Loan and Security Agreement.

The Loan Advance bears interest from the funding date at 16.00% per annum. We agreed to pay interest on the Loan Advance in arrears on the first day of each month, beginning March 1, 2012. We may elect payment of paid-in-kind interest, instead of cash interest, during the term of the loan. If we elect payment of paid-in-kind interest, we will issue Subsequent PIK Warrants (as defined below), that cover interest due over the following 12 months and the interest is added to the principal balance of the loan. The Loan Advance is payable in full at its stated maturity date of February 1, 2016.

We also agreed to pay the Lenders an end of term charge equal to 9% of the aggregate amount of all advances made plus all interest paid-in-kind (instead of cash interest) upon the earlier to occur of the maturity of the Loan Advance, prepayment in full of the Loan Advance, or when the Loan Advance becomes due and payable upon acceleration. We are amortizing the end of charge term to interest expense and increasing the liability for the end of term charge over the life of the loan. We had amortized approximately $2.2 million as of December 31, 2012, which is included in the principal balance of the loan.

In connection with our initial entrance into the Loan and Security Agreement, we issued the Lenders warrants, each of which we refer to as an Initial Warrant, to purchase an aggregate of 1,161,790 shares of our Class A common stock, subject to certain anti-dilution adjustments, at an exercise price of $11.62 per share, which was the consolidated closing bid price for our Class A common stock on January 25, 2012. The Initial Warrants were issued as partial consideration for the Lenders’ entry into the Loan and Security Agreement and will expire seven years from the date of the grant. Each Initial Warrant may be exercised by payment of the exercise price in cash or on a net issuance basis.

In partial consideration for the amendment to our Loan and Security Agreement described above, we issued the Lenders warrants to purchase an aggregate of 619,867 shares of our Class A common stock for an exercise price per share of $5.71, which we refer to as an ATM Warrant. In addition, on the first day of each subsequent 12-month period, we have agreed to grant to the Lenders additional shares under their respective ATM Warrants equal to (i) 3.75% of the average principal balance of the Loan Advance payable to such Lender as of the last calendar day of each of the 12 months in such period, divided by (ii) 100% of the volume-weighted average closing market price per share of our Class A common stock over the 20 consecutive trading days ending on, but excluding, the day of grant, which we refer to as the Average Market Price. The ATM Warrants expire on August 3, 2020. The ATM Warrant issued to Khosla will not be exercisable until the ATM Warrant issuance has been approved by our stockholders.

We must also issue Khosla warrants, each of which we refer to as a Subsequent Drawdown Warrant, to purchase shares of our Class A common stock in connection with each subsequent Loan Advance from Khosla. The number of shares of our Class A common stock underlying the Subsequent Drawdown Warrant (assuming no net issuance) is an amount equal to 18% of the amount of the subsequent Loan Advances from Khosla divided by the Average Market Price. The Subsequent Drawdown Warrants expire on August 3, 2020. The Subsequent Drawdown Warrant issued to Khosla will not be exercisable until the Subsequent Drawdown Warrant issuance has been approved by our stockholders.

In addition, we must issue each Lender one or more additional warrants to purchase shares of our Class A common stock if we elect payment of paid-in-kind interest on the outstanding principal balance of the Loan Advance for any month, which we collectively refer to as the PIK Warrants. Any PIK Warrants issued prior to the amendment of our Loan and Security Agreement are referred to as Initial PIK Warrants. Any PIK Warrants issued subsequent to the amendment of our Loan and Security Agreement are referred to as the Subsequent PIK Warrants.

Except as described below, the number of shares of our Class A common stock underlying the Initial PIK Warrants (assuming no net issuance) is an amount equal to 18% of the amount of interest paid-in-kind divided by the average closing price of our Class A common stock over the five consecutive trading days ending on, but excluding, the day such interest was due, which we refer to as the Initial PIK Warrant Average Market Price. The per share exercise price of the Initial PIK Warrants was the Initial PIK Warrant Average Market Price. Notwithstanding the foregoing, if the Initial PIK Warrant Average Market Price was less than $11.62 per share of our Class A common stock, subject to adjustment for stock splits, combinations and the like, which we refer to as the Warrant Floor Price, on the date the interest in kind on the outstanding principal balance of the Loan Advance was due and payable for such month, then (x) the initial per share exercise price for such PIK Warrant issued to such Lender was equal to the Warrant Floor Price and (y) the number of shares of Class A common stock underlying such PIK Warrant (assuming no net issuance) issued to such Lender was increased to a number of shares of Class A Common Stock (determined pursuant to the mutual agreement of us and such Lender) that would cause the fair market value of such PIK Warrant to be no less than the fair market value of the PIK Warrant that would have been issued had we issued such warrants with an exercise price equal to the Initial PIK Warrant Average Market Price. The Initial PIK Warrants were issued as partial consideration for the Lenders’ entry into the Loan and Security Agreement and will expire on August 3, 2020.

The number of shares of our Class A common stock underlying the Subsequent PIK Warrants (assuming no net issuance) is an amount equal to 18% of the amount of interest paid-in-kind payable over the following 12 months divided by the Average Market Price. The Subsequent PIK Warrants expire on August 3, 2020. We have elected to pay-in-kind interest over the 12 months following April 1, 2013. As such, in connection with closing the amendment, we issued the Lenders Subsequent PIK Warrants to purchase an aggregate of 478,626 shares of our Class A common stock for an exercise price per share of $5.71. The Subsequent PIK Warrants issued to Khosla will not be exercisable until the Subsequent PIK Warrant issuances have been approved by our stockholders.

The number of shares for which each PIK Warrant, Subsequent Drawdown Warrant and ATM Warrant is exercisable and the associated exercise price is subject to certain anti-dilution adjustments. Each PIK Warrant, Subsequent Drawdown Warrant and ATM Warrant may be exercised by payment of the exercise price in cash or on a net issuance basis. The Initial Warrants, the PIK Warrants, the Subsequent Drawdown Warrants and the ATM Warrants obligate us to file a registration statement on Form S-3 covering the resale of such warrants and the shares of our Class A common stock issuable upon exercise of such warrants. Subsequent PIK Warrants and ATM Warrants issued by us in connection with the amendment require us to register the resale of such warrants and the shares underlying such warrants on a registration statement on Form S-3 as soon as reasonably practicable, but in no event later then June 30, 2013. We are currently discussing with the warrant holders the timing of such a registration statement. We elected payment of paid-in-kind interest at the first of each month from March 2012 through March 2013, which required us to issue PIK Warrants to purchase an aggregate of 334,862 shares of our Class A common stock at exercise prices ranging from $11.62 to $13.15 per share to the Lenders. The paid-in-kind interest increased the Loan Advance balance by $13.2 million from inception of the loan to March 31, 2013.

We and the Lenders have agreed that without our first obtaining the approval from our stockholders, we will not have any obligation to issue, and will not issue, any warrants under the Loan and Security Agreement (including without limitation the ATM Warrants, the Subsequent Drawdown Warrants and the Subsequent PIK Warrants) to the extent that their issuance, when aggregated, would obligate us to issue more that 19.99% of our outstanding Class A common stock (or securities convertible into such Class A common stock), or the outstanding voting power, as calculated immediately prior to the execution of the amendment (subject to appropriate adjustments for any stock splits, stock dividends, stock combinations or similar transactions), in each case at a price less than the greater of the book or market value of our Class A common stock. In the aggregate, the Lenders owned warrants to purchase an aggregate of 2,595,145 shares of our Class A common stock as of April 5. 2013.

Jagdeep Singh Bachher, who served on our Board of Directors from July 2010 to June 2012, was Deputy Chief Investment Officer of Alberta Investment Management Corp., which we also refer to as AIMCo. AIMCo, whose sole stockholder is the Province of Alberta, Canada, is an institutional investment fund manager whose clients include certain pension, endowment and government funds in the Province of Alberta. Certain clients of AIMCo own the Alberta Lenders. Subject to their entering into a non-disclosure agreement and to the provisions of the Loan and Security Agreement, the Loan and Security Agreement requires us to invite a representative of the Alberta Lenders to attend all meetings of our Board of Directors in a nonvoting observer capacity. We expect that Dr. Bachher will be the nonvoting observer for the Alberta Lenders.

Vinod Khosla is the managing member of VK Services, LLC which is the manager of KVA II and KVA III. KVA II and KVA III are the general partners of Khosla II and Khosla III, respectively, who are our stockholders. Certain shares of our Class A common stock are held by an entity affiliated with Mr. Khosla, and Mr. Khosla may be deemed to have indirect beneficial ownership of such shares. As a result, Mr. Khosla may be deemed to possess voting and investment control over (and indirect beneficial ownership of) more than 50% of the outstanding shares of common stock of the Company. Mr. Kaul is also a member of KVA II and KVA III.

PROPOSAL 2

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution on the compensation of our named executive officers at the 2013 Annual Meeting of Stockholders. This item, commonly referred to as a “say-on-pay” vote, provides you, as a stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

We encourage you to review the discussion and information presented in “Compensation Discussion and Analysis” and “Executive Compensation,” including the compensation tables and the other narrative discussion in this proxy statement, in considering how to cast your vote.

We believe our success depends, among other things, on our ability to:

•	attract and retain a management team with the combined experience, knowledge and skills necessary to commercialize our cellulosic gasoline and diesel;

•	incentivize our management team to achieve our strategic objectives; and

•	create long-term stockholder value by aligning the financial interests of our management team with those of our stockholders.

Since our inception in 2007, our compensation philosophy has been directed at achieving these objectives and rewarding the creation of long-term stockholder value while prudently managing our capital resources and expenses as a development stage, pre-revenue company.

The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the annual meeting:

“RESOLVED, that the stockholders of KiOR, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other narrative discussion in the proxy statement for the 2013 Annual Meeting of Stockholders of the Company.”

As an advisory resolution, our stockholders’ vote on this proposal is not binding on the Board of Directors or us. The Board of Directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our Board of Directors and the compensation committee. However, we expect that our compensation committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers.

Approval of the proposal, on a non-binding advisory basis, requires the affirmative vote of holders of at least a majority of the votes cast at the annual meeting in person or by proxy. Broker non-votes will not count as votes cast with respect to this proposal. Abstentions will have no effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.

AUDIT COMMITTEE REPORT

The audit committee’s purpose is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements; the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; compliance by the Company with legal and regulatory requirements; the system of disclosure controls and the system of internal controls regarding finance, accounting, information technology, legal compliance, and ethics that management and the Board have established; and the Company’s system of enterprise risk management. The Board of Directors, in its business judgment, has determined that the members of the audit committee are “independent,” as required by applicable standards of The Nasdaq Global Select Market. The audit committee operates pursuant to a written charter adopted by our Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at www.kior.com.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In connection with fulfilling its responsibilities under the Audit Committee Charter, the audit committee met with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, and discussed and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2012. The audit committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee reviewed and discussed with PricewaterhouseCoopers LLP the auditor’s independence from the Company and its management. As part of that review, PricewaterhouseCoopers LLP provided the audit committee the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

Based on the reports and discussions described in this report, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Audit Committee

Gary L. Whitlock, Chairman

Ralph Alexander

William Roach

The foregoing Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

PROPOSAL 3

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The audit committee has appointed, and recommends the approval of the appointment of, PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2013. PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm since the fiscal year ended December 31, 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Unless stockholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the annual meeting to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013. The affirmative vote of a majority of the votes cast at the annual meeting will be required for ratification. Abstentions will be counted as present for the purposes of determining if a quorum is present but will have no effect on the outcome of the proposal. Although the appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the Board of Directors recommended that the appointment be submitted to our stockholders for approval. If our stockholders do not approve the appointment of PricewaterhouseCoopers LLP, the Board of Directors may consider the appointment of another independent registered public accounting firm.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the Company’s annual financial statements for the years ended December 31, 2012 and 2011, the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2011 and 2012 and September 30, 2011 and 2012 and for services rendered in connection with our initial public offering and related SEC filings during 2011.

	Year Ended December 31,
	2012	2011
Audit Fees	$660,663	$453,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$660,663	$453,000

Audit Fees — This category includes the aggregate fees billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Annual Report on Form 10-K, its Registration Statement on Form S-1 and Quarterly Reports filed with the SEC or services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees — This category includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under “Audit Fees.”

Tax Fees — This category includes the aggregate fees billed in each of the last two years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

All Other Fees — This category includes the aggregate fees billed in each of the last two fiscal years for products and services by the independent auditors that are not reported under “Audit Fees,” “Audit Related Fees,” or “Tax Fees.

Audit Committee Preapproval Policy

The audit committee has adopted a policy that all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by our independent registered public accounting firm (subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and the applicable rules and regulation of the SEC) will be subject to specific pre-approval of the audit committee. No non-audit services were performed by PricewaterhouseCoopers LLP pursuant to the de minimis exception in 2011 or 2012, and no services were provided other than in accordance with the pre-approval polices and procedures described above.

Board Recommendation

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013.

ADDITIONAL INFORMATION

Other Business

As of the date of this proxy statement, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

Stockholder Proposals for Next Annual Meeting

Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of stockholders. Under Rule 14a-8, proposals that stockholders intend to have included in the Company’s proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders must be received by the Company no later than December 18, 2013. However, if the date of the 2014 Annual Meeting of Stockholders changes by more than 30 days from the date of the 2013 Annual Meeting of Stockholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to stockholders. Stockholder proposals must also be otherwise eligible for inclusion.

If a stockholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the stockholder must follow the procedures set forth in the Company’s bylaws. The Company’s bylaws provide generally that stockholders who wish to nominate directors or to bring business before a stockholders’ meeting must notify the Company and provide certain pertinent information not earlier than 120 days and not later than 90 days before the meeting date (or within 10 days after public announcement pursuant to the bylaws of the meeting date, if the meeting date has not been publicly announced more than 100 days in advance). If the date of the 2014 Annual Meeting of Stockholders is the same as the date of the 2013 Annual Meeting of Stockholders, stockholders who wish to nominate directors or to bring business before the 2014 Annual Meeting of Stockholders must notify the Company between January 30 and March 1, 2014.

A copy of the Company’s bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from the Company’s Secretary at the address indicated on the first page of this proxy statement.

Solicitation of Proxies

The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Householding

The Notice and, if applicable, 2012 Annual Report to Stockholders, which includes financial statements of the Company for the year ended December 31, 2012, has been mailed to all stockholders entitled to vote at the annual meeting on or before the date of mailing the Notice. The SEC permits a single Notice and, if applicable, set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one Notice and, if applicable, annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate Notice and, if applicable, annual report or proxy statement in the future, or is receiving multiple copies and wishes to receive only one copy per household, that stockholder should contact their broker or send a request to the Company’s Secretary at the Company’s principal executive offices, 13001 Bay Park Road, Pasadena, Texas 77057 or by calling Investor Relations at (281) 694-8811. The Company will deliver, promptly upon written or oral request to the Secretary, a separate Notice and, if applicable, copy of the 2012 Annual Report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. The Annual Report is not a part of the proxy solicitation material.

Annual Report on Form 10-K

The Company will provide to each stockholder, without charge and upon written request, a copy of its Annual Report on Form 10-K for 2012, including the financial statements, schedules and a list of exhibits. Any such written requests should be directed to the Secretary of the Company, at the address indicated on the first page of this proxy statement.

KiOR

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 30, 2013.

Vote by Internet

- Go to **www.envisionreports.com/KIOR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR the following director nominees and FOR Proposals 2 and 3.

1. **Election of Directors.** 01 - Fred Cannon; 02 - Samir Kaul; 03 - D. Mark Leland; 04 - David J. Paterson; 05 - Condoleezza Rice; 06 - William Roach; 07 - Gary L. Whitlock

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☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. Approval of the advisory resolution on executive compensation.	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as KiOR, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date the proxy and sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. If held in joint tenancy, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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The Notice and Proxy Statement and Annual Report are available at www.envisionreports.com/KIOR

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KiOR, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 30, 2013

The undersigned hereby appoints Fred Cannon and Christopher A. Artzer, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of KiOR, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 30, 2013, at the Four Seasons Hotel, Fairfield Room, 1300 Lamar Street, Houston, Texas 77010, and any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock. The undersigned further hereby ratifies and confirms all of the actions that the proxies named above, their substitutes, or any of them, may lawfully do by virtue of this proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, THE PERSONS NAMED IN THIS PROXY WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

PLEASE REFER TO REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.